Exhibit 10.2

OPTION GRANT NOTICE (US / UK)

SUPER GROUP (SGHC) LIMITED

2021 EQUITY INCENTIVE PLAN [:NON-EMPLOYEE SUB-PLAN]

Capitalized terms not specifically defined in this Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Equity Incentive Plan [:Non-Employee Sub-Plan] (as amended from time to time, the “Plan”) of Super Group (SGHC) Limited (the “Company”).

The Company has granted to the participant listed below (“Participant”) the option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Option Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Exercise Price per Share:

Shares Subject to the Option:

Final Expiration Date:	The day before the [10th] anniversary of the Grant Date

Vesting Commencement Date:

Vesting Schedule:	[TBD].

Type of Option	[ISO][Non-Qualified Option]

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and any Group Company policy that may be applicable to the Participant and the Option from time to time (the “Policies”) [including but not limited to the [Company’s claw-back policy / share retention policy / remuneration policy]]. Participant has reviewed the Plan, this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

By accepting this Option, Participant consents to receive this Grant Notice, the Agreement, the Plan, the Policies and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the US federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SUPER GROUP (SGHC) LIMITED		PARTICIPANT

By:

	Name	[Participant Name]

Title:

Exhibit A

OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.	GENERAL

1.1.	Grant of Option

The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2.	Incorporation of Terms of Plan

The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

2.	PERIOD OF EXERCISABILITY

2.1.	Commencement of Exercisability

The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that (1) the Option shall not be exercisable in any part prior to the effective date of a registration statement on Form S-8 relating to the Shares issuable with respect to the Option and (2) any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason.

2.2.	Duration of Exercisability

The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3.	Expiration of Option

The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)	The final expiration date in the Grant Notice;

(b)

Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;

(c)	Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s Disability;

(d)	Except as the Administrator may otherwise approve, the expiration of eighteen (18) months from the date of Participant’s Termination of Service by reason of Participant’s death;

(e)	Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause;

(f)	Immediately upon a Corporate Event if the Administrator has determined that the Option will terminate in connection with a Corporate Event;

(g)	The day before the tenth anniversary of the Grant Date.

Notwithstanding the foregoing, if Participant dies during the period provided in Section 2.3(b) or 2.3(c) above, the term of the Option shall not expire until the earlier of (i) eighteen (18) months after Participant’s death, (ii) upon any termination of the Option in connection with a Corporate Event, (iii) the Final Expiration Date indicated in the Grant Notice, or (iv) the day before the tenth anniversary of the Grant Date. Additionally, the post-termination exercise period of the Option may be extended as provided in the Plan.

3.	EXERCISE OF OPTION

3.1.	Person Eligible to Exercise

During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2.	Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3.	Tax Withholding.

(a)

The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any tax and/or social security withholding obligations arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(b)

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax and/or social security withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax and/or social security withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax and/or social security liability.

3.4.	Lock up.

By accepting the Option, Participant agrees that Participant will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Shares or other securities of the Company held by Participant, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this Section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Participant’s Shares (or other securities of the Company) until the end of such period. Participant also agrees that any transferee of any Shares (or other securities of the Company) held by Participant will be bound by this Section. The underwriters of the Company’s Shares are intended third party beneficiaries of this Section and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4.	OTHER PROVISIONS

4.1.	Option Not a Service Contract.

By accepting the Option, Participant acknowledges, understands and agrees that:

(a)

the Option is not an employment or service contract, and nothing in the Option will be deemed to create in any way whatsoever any obligation on Participant’s part to continue in the employ of the Company or any Group Company, or of the Company or any Group Company to continue Participant’s employment. In addition, nothing in Participant’s Option will obligate the Company or any Group Company, their respective shareholders, boards of directors, officers or employees to continue any relationship that Participant might have as a Director or Consultant for the Company or any Group Company;

(b)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(c)

the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

(d)

Participant’s options and any Shares acquired under the Plan on exercise of Participant’s options, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(e)	the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(f)

neither the Company nor any Group Company shall be liable for any exchange rate fluctuation between Participant’s local currency and the United States Dollar (or such other currency in which the Exercise Price may be denominated) that may affect the value of Participant’s options or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares received;

(g)

for the purposes of the Option, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Group Companies (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) Participant’s right to vest in the Option under the Plan, if any, and (ii) the period (if any) during which Participant may exercise the Option after such termination as a Service Provider will terminate as of such date and in each instance will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any; and the Board shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence); and

(h)

no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment or service agreement, if any), and in consideration of the grant of this Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any Group Company, waives his or her ability, if any, to bring any such claim, and release the Company and any Group Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

4.2.	No Advice Regarding Grant; No Liability for Taxes

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

As a condition to accepting the Option, Participant hereby (a) agrees to not make any claim against the Company, Group, or any of its officers, Directors, Employees related to tax or social security liabilities arising from the Option or other Company or Group compensation and (b) acknowledges that Participant was advised to consult with Participant’s own personal tax, legal and financial advisors regarding the tax and social security consequences of the Option and has either done so or knowingly and voluntarily declined to do so. Additionally, if Participant is subject to tax in the United States, Participant acknowledges that the Option is exempt from Section 409A only if the exercise price per share is at least equal to the “fair market value” of a Share on the date of grant as determined by the US Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option.

Additionally, as a condition to accepting the Option, Participant agrees not make any claim against the Company, Group, or any of its Officers, Directors, Employees in the event that the US Internal Revenue Service asserts that such exercise price per share is less than the “fair market value” of a Share on the date of grant as subsequently determined by the US Internal Revenue Service.

4.3.	Adjustments

Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.4.	Notices

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given: (i) if sent by email, when actually received; and (ii) if sent by certified mail (return receipt requested) and deposited with postage prepaid in the applicable national mail, when delivered by a nationally recognized express shipping company.

4.5.	Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6.	Conformity to Applicable Laws

Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and this Option may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

4.7.	Successors and Assigns

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.8.	Limitations Applicable to Section 16 Persons

Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.9.	Entire Agreement

The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, with the exception of other equity awards previously granted to Participant and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and Participant in each case that specifies the terms that should govern this Option.

4.10.	Agreement Severable

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.11.	Limitation on Participant’s Rights

Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.12.	Counterparts

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.13.	ISO

If the Option is designated as an ISO:

(a)

Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such options (including the Option) will be treated as non-qualified options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other options into account in the order in which they were granted, as determined under Section 422(d) of the Code.

(b)

Participant also acknowledges that if the Option is exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or Disability, the Option will be taxed as a Non-Qualified Option. If the Company provides for the extended exercisability of the Option under certain circumstances for Participant’s benefit, the Option will not necessarily be treated as an ISO if Participant exercise the Option more than three (3) months after the date of Participant’s Termination of Service.

(c)

Participant will notify the Company in writing within fifteen (15) days after the date of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.14.	Choice of Law

The Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and interpreted in accordance with the laws of Guernsey, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of Guernsey and the courts of Guernsey shall have exclusive jurisdiction to hear any dispute.

4.15.	Other Documents

Participant hereby acknowledges receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the prospectus document containing the Plan information specified in Section 10(a) of the Securities Act. In addition, Participant acknowledges receipt of the Company’s Insider Trading and Window Period Policy.

4.16.	Corporate Events.

The Option is subject to the terms of any agreement governing a Corporate Event involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

4.17.	Non-Exempt U.S. Employees.

The Option, whether or not vested, if granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six months following the Grant Date. Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of the Option may be exercised earlier than six months following the Grant Date in the event of (i) the Participant’s death or Disability, (ii) a Corporate Event in which the Option is not assumed, continued or substituted, (iii) a Change in Control, or (iv) the Participant’s retirement (as such term may be defined in the Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4.17 is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of the Option will be exempt from Participant’s regular rate of pay.